Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals and TELA Bio Announce Equity Agreement

Pacira to invest up to $25 million in TELA Bio to enhance commercial and clinical initiatives for distinct class of novel surgical implants for soft tissue repair

PARSIPPANY, NJ and MALVERN, PA, October 25, 2017 — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today announced that it has committed to invest up to $25 million in TELA Bio, a privately-held surgical reconstruction company that markets its proprietary OviTex™ portfolio of products for ventral hernia repair and abdominal wall reconstruction.

TELA Bio’s OviTex Reinforced BioScaffold (RBS) products are a distinct class of surgical implants that integrate biologic and synthetic materials in a unique embroidered construction that allows free movement of fluid and cells through the construct. OviTex RBS products have been used in over 1,000 implantations across a wide range of hernia patients using a variety of surgical techniques. Surgeons report ease of placement, permeability and handling properties, such as suppleness and conformity to the surgical site, as key benefits.  TELA Bio has exclusive commercial rights to OviTex for hernia repair and abdominal wall and breast reconstruction procedures in the U.S. and European markets.

“We are thrilled with this Pacira investment given its complementary commercial experience and success in driving innovation within the surgical community,” said Antony Koblish, president and chief executive officer of TELA Bio. “This investment will provide us with additional resources to scale-up our clinical and commercial efforts for hernia repair and abdominal wall reconstruction. We also look forward to developing new OviTex products purposely designed for additional soft tissue procedures such as breast reconstruction.”

“We believe the OviTex platform is a highly innovative and differentiated solution that is positioned to emerge as a leading surgical mesh that synergistically blends the strength of a synthetic with the regenerative properties of a biologic,” said Dave Stack, chairman and chief executive officer of Pacira Pharmaceuticals. “Given the strong commercial overlap in soft tissue procedures between our two organizations, we look forward to identifying ways to further collaborate with TELA Bio over time.”

Under the terms of the agreement, Pacira will make an initial investment of $15 million with the potential for an additional investment of up to $10 million under certain performance scenarios. Pacira is entitled to one seat on the TELA Bio Board of Directors. The agreement also includes a standstill provision precluding a change of control in TELA Bio for at least 12 months. RBC Capital Markets LLC acted as financial advisor to Pacira in connection with the transaction.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is a specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s flagship product, EXPAREL® (bupivacaine liposome injectable suspension), indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia, was commercially launched in the United States in April 2012. EXPAREL and two other products have successfully utilized DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About TELA Bio

TELA Bio, Inc. is a privately-owned company focused on bringing innovative, cost-effective, surgical reconstruction solutions to surgeons, hospitals and patients. The company’s OviTex Reinforced BioScaffolds (RBSs) products, designed for hernia repair and abdominal wall reconstruction procedures, integrate polymer and biologic materials in a uniquely embroidered construction using novel engineering design principles. The OviTex portfolio is supported by high-quality, data-driven science and extensive pre-clinical research that has consistently demonstrated the advantages of an RBS over commercially available products. OviTex RBSs are commercially available in the U.S., and TELA Bio plans to launch OviTex RBSs in the European Union. The company is collaborating with leading surgeons to drive rapid product development and establish TELA Bio as a leader in surgical reconstruction. To learn more about TELA Bio visit http://www.telabio.com.

About OviTex Reinforced BioScaffolds

OviTex Reinforced BioScaffolds (RBSs) are intended for use as a surgical mesh to reinforce and/or repair soft tissue where weakness exists. Indications for use include the repair of hernias and/or abdominal wall defects that require the use of reinforcing or bridging material to obtain the desired surgical outcome.

Do not use OviTex RBSs in patients known to be sensitive to materials of ovine (sheep) origin. For additional important safety information, please see the OviTex RBSs Instructions for Use.

Forward Looking Statements

Any statements in this press release about our future expectations, plans, outlook and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL and our other products; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the use of EXPAREL to additional indications and opportunities, and the timing and success of any related clinical trials; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications; the outcome of the U.S. Department of Justice inquiry; our plans to evaluate, develop and pursue additional DepoFoam-based product candidates; clinical trials in support of an existing or potential DepoFoam-based product; our commercialization and marketing capabilities; our and Patheon UK Limited’s ability to successfully and timely construct dedicated EXPAREL manufacturing suites; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Contact:

Pacira Pharmaceuticals, Inc.

Susan Mesco, (973) 451-4030

susan.mesco@pacira.com

Media Contacts:

Coyne Public Relations

Alyssa Schneider, (973) 588-2270

aschneider@coynepr.com

Berry & Company Public Relations

Adam Daley

212-253-8881

adaley@berrypr.com

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